Exhibit 6.25

August 29, 2020

Messrs. Thomas M. Delonge, James Semivan, Harold E. Puthoff

To The Stars Academy of Arts and Science

1051 S Coast Hwy 101 B,

Encinitas, CA 92024

Re: Side Letter dated March 26, 2020

Dear Messrs. Thomas M. Delonge, James Semivan, Harold E. Puthoff:

To The Stars Academy of Arts and Science (“TTSA” or “Company”) is in the process of conducting a Reg A offering to secure funding for the Company. This Side Letter is intended to supersede and replace in its entirety paragraph #2 of the Side Letter dated March 26, 2020. To align the voting rights of Class A and Class B shareholders, the parties hereto agree as follows:

1.	That all Class B shareholders agree to convert their class B shares into Class A shares.

This letter agreement (a) shall be governed by and construed in accordance with the laws of the State of California, (b) is binding upon and enforceable against the parties notwithstanding any provision to the contrary in the License or the Company’s Bylaws, and in case of a conflict, the terms of this letter agreement shall prevail, (c) may be executed in counterparts which, taken together, shall constitute one and the same agreement.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please confirm by signing below as an individual and Class B shareholder.

/s/ Thomas M. Delonge
Thomas M. Delonge

/s/ James Semivan
James Semivan

/s/ Harold E. Puthoff
Harold E. Puthoff

/s/ Thomas M. Delonge
Thomas M. Delonge, CEO
Mr. Handsome, LLC

/s/ Thomas M. Delonge
Thomas M. Delonge
Good in Bed, ASCAP

In witness hereof, the undersigned members of the Board of Directors have executed this Agreements on a unanimous basis.

/s/ Thomas M. Delonge
Thomas M. Delonge, Director

/s/ James Semivan
James Semivan, Director

/s/ Harold E. Puthoff
Harold E. Puthoff, Director

/s/ J. Christopher Mizer
J. Christopher Mizer, Director

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